Exhibit 99.(g)

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

THIS INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT is made as of February 24, 2022, as revised as of September 26, 2023, by and between Ares Private Markets Fund, a Delaware statutory trust (the "Fund") and Ares Capital Management II LLC, a Delaware limited liability company (the "Adviser").

WHEREAS, the Fund is engaged in business as a closed-end, non-diversified management investment company, and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Adviser has the power to provide management and investment advisory services and is an investment adviser registered as such under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

WHEREAS, the Fund desires to retain the Adviser to provide management services and act as its investment adviser pursuant to this Agreement;

WHEREAS, the Adviser desires to be retained to provide such services and act as investment adviser to the Fund pursuant to this Agreement; and

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed, by and between the parties, as follows:

1.            Appointment; Duties of the Adviser

(a)            The Fund hereby employs the Adviser to act as the investment adviser to the Fund and to furnish, or arrange for its affiliates to furnish, the management and investment advisory services described below, for the period and upon the terms herein set forth,

(i)            in accordance with the investment objectives, policies and restrictions that are determined by the Board of Trustees of the Fund (the "Board," and each member of the Board, a "Trustee") from time to time and disclosed to the Adviser, which objectives, policies and restrictions shall initially be those set forth in the Fund's Registration Statement on Form N-2, as declared effective by the Securities and Exchange Commission (the "SEC"), as it may be periodically amended or supplemented (the "Registration Statement");

(ii)           in accordance with the 1940 Act; and

(iii)          during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Fund's agreement and declaration of trust and bylaws, as amended, supplemented or restated from time to time.

(b)            Administration Services.  The Adviser shall perform, or arrange for its affiliates to perform, the management services necessary for the operation of the Fund, including providing the Fund necessary personnel and such other services as the Adviser, subject to review by the Board, from time to time shall determine to be necessary or useful to perform its obligations under this Agreement. The Adviser, also on behalf of the Fund, shall conduct relations with custodians, depositories, transfer agents, pricing agents, investor support service providers, investor relations providers, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable in connection with its duties hereunder.

(c)            Investment Advisory Services.  Subject to the supervision, direction and approval of the Board, the Adviser will conduct a continual program of investment, evaluation, sale, and reinvestment of the Fund's assets.  The Adviser is authorized, in its sole discretion, to: (i) obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities, loans or other financial instruments that are purchased for or considered for purchase by the Fund; (ii) make investment decisions for the Fund (including the exercise or disposition of rights accompanying portfolio securities, loans or other financial instruments (such as tender offers, exchanges, amendments, consents, waivers or forbearances) and other attendant rights thereto); (iii) place purchase and sale orders for portfolio transactions on behalf of the Fund and manage otherwise uninvested cash assets of the Fund; (iv) arrange for the pricing of Fund securities, loans or other financial instruments; (v) execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, assignors, assignees, participants, counterparties and other persons in connection with the Adviser's management of the assets of the Fund (in such respect, the Adviser will act as the Fund's agent and attorney-in-fact); (vi) employ professional portfolio managers and securities analysts who provide research services to the Fund; (vii) engage certain third party professionals, consultants, experts or specialists in connection with the Adviser's management of the assets of the Fund (in such respect, the Adviser will act as the Fund's agent and attorney-in-fact); (viii) make decisions with respect to the use by the Fund of borrowing for leverage or other investment purposes; (ix) invest discrete portions of the Fund's assets (which may constitute, in the aggregate, all of the Fund's assets) in unregistered investment funds or other investment vehicles which are managed by investment managers ("Portfolio Funds"), and in equity or debt securities of portfolio companies alongside Portfolio Funds and other private equity firms; and (x) take such further action, including the voting of securities on behalf of the Fund, as the Adviser shall deem necessary or appropriate. The Adviser will in general take such action as is appropriate to effectively manage the Fund's investment practices.  In addition:

(i)            The Adviser will maintain and preserve the records specified in Section 10 of this Agreement and any other records related to the Fund's transactions as are required under any applicable state or federal securities law or regulation, including the 1940 Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Advisers Act.

(ii)           The Adviser will comply with procedures of the Fund ("Fund Procedures") provided to the Adviser by the Fund. The Adviser will notify the Fund as soon as reasonably practicable upon detection of any material breach of such Fund Procedures.

(iii)          The Adviser will maintain a written code of ethics (the "Code of Ethics"), a copy of which will be provided to the Fund, and will adhere to such Code of Ethics in performing its services under this Agreement.

(iv)          The Adviser, as directed by the Board, will manage the investment and reinvestment of the assets of the Fund in a manner consistent with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, subject to the best interests of the Fund.

(d)            The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(e)            Provided that the Adviser shall not be entitled to any compensation for services other than as provided by the terms of this Agreement or such other agreements as may be entered into from time to time between the Fund and the Adviser, the Adviser is authorized: (i) to obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management and advisory services; and (ii) to the extent authorized by the Board and permitted in accordance with the 1940 Act, to enter into investment sub-advisory agreements with any affiliated registered investment adviser under the Advisers Act, delegating any or all of the investment advisory services required to be provided by the Adviser under Section 1(a) hereof, subject to the supervision of the Adviser.

2.            Adviser's Duties Regarding Fund Transactions

(a)            Placement of Orders. The Adviser will take all actions that it considers necessary to implement the investment policies of the Fund, and, in particular, to place all orders for the purchase or sale of securities or other investments for the Fund with brokers or dealers the Adviser, in its sole discretion, selects. To that end, the Adviser is authorized as the Fund's agent to give instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash for the Fund's account. In connection with the selection of brokers or dealers and the placement of purchase and sale orders, the Adviser is subject to the supervision of the Board and is directed at all times to seek to obtain best execution, subject to provisions (b) and (c) of this Section 2.

(b)            Selection of Brokers and Dealers. In the selection of brokers and dealers to execute portfolio transactions, the Adviser is authorized to consider not only the available prices and rates of brokerage commissions, but also other relevant factors, which may include, without limitation: the execution capabilities of the brokers and dealers; the research and other services provided by the brokers and dealers that the Adviser believes will enhance its general portfolio management capabilities; the size of the transaction; the difficulty of execution; the operational facilities of these brokers and dealers; the risk to a broker or dealer of positioning a block of securities; and the overall quality of brokerage and research services provided by the brokers and dealers. In connection with the foregoing, the Adviser is specifically authorized to pay those brokers and dealers who provide brokerage and research services to the Adviser a higher commission than that charged by other brokers and dealers if the Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the services in terms of either the particular transaction or in terms of the Adviser's overall responsibilities with respect to the Fund and to any other client accounts or portfolios that the Adviser may advise. The execution of such transactions will not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise. To the extent permitted by applicable law, the Adviser may selected affiliated brokers and dealers to execute portfolio transactions.

(c)            Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security or other financial instrument to be in the best interest of the Fund, as well as other funds or accounts managed by the Adviser or its affiliates ("Ares-advised funds"), the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Fund with similar orders being made on the same day for other Ares-advised funds to the extent permitted by the 1940 Act. When an order is so aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected. The Adviser will endeavor to allocate investment opportunities in a manner that, over a period of time, is fair and equitable, and in any event consistent with any fiduciary duties owed to the Fund and in an effort to avoid favoring one client over another and taking into account all relevant facts and circumstances, including (without limitation): (i) differences with respect to available capital, (ii) differences with respect to investment objectives or current investment strategies, (iii) differences in risk profile at the time the opportunity becomes available, (iv) the potential transaction and other costs of allocating an opportunity among the Ares-advised funds, (v) potential conflicts of interests, (vi) the nature of the investment or transaction, (vii) current and anticipated market and general economic conditions and (viii) existing and prior positions in such investment opportunity. The Adviser and the Fund recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

3.            Compensation

(a)            In consideration of the services provided by the Adviser under this Agreement, the Fund will pay the Adviser an advisory fee (the "Advisory Fee") as indicated on Exhibit A.

(b)            In addition, the Adviser shall be entitled to an incentive fee if certain returns are achieved (the "Incentive Fee") as described on Exhibit A.

(c)            Each of the Advisory Fee and Incentive Fee, if any, is payable quarterly in arrears within five (5) business days after the completion of the net asset value computation for the quarter. For purposes of determining the Advisory Fee and Incentive Fee payable to the Adviser, the Fund's net asset value will be calculated prior to the inclusion of the amounts of the Advisory Fee and any Incentive Fee payable to the Adviser or to any purchases or repurchases of Shares of the Fund or any distributions by the Fund.

(d)            The Advisory Fee and Incentive Fee, if any, for the period from the effective date of this Agreement to the end of the quarter during which such effective date occurs will be prorated according to the proportion that such period bears to the full quarterly period. Upon any termination of this Agreement before the end of a quarter, the Advisory Fee and Incentive Fee, if any, for such part of that quarter will be prorated according to the proportion that such period bears to the full quarterly period and will be payable upon the date of termination of this Agreement.

(e)            For the purpose of determining fees payable to the Adviser under this Section 3, the value of the Fund's assets will be computed at the times and in the manner specified in the Registration Statement, and on days on which the value of Fund assets are not so determined, the asset value computation to be used will be as determined on the immediately preceding day on which the assets were determined. Furthermore, fees payable to the Adviser under this Section 3 will be earned and attributed to each class of the Fund's Shares (defined herein) based on the net asset value and net profits of the Fund attributable to each such class of Shares and in accordance with U.S. Generally Accepted Accounting Principles applicable to the Fund.

4.            Expenses

(a)            The Adviser. The services of all investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Fund.

(b)            The Fund. The Fund will bear all other costs, fees and expenses of its operations and transactions, including those relating to:

(i)            corporate, organizational and offering costs relating to offerings of the Fund's shares of beneficial interest ("Shares");

(ii)           the cost of calculating the net asset value of Shares, including the cost of any third-party pricing or valuation services;

(iii)          the cost of effecting sales and repurchases of Shares and other securities;

(iv)         the Advisory Fee and Incentive Fee;

(v)          the Distribution and Servicing Fee (as defined in the Registration Statement);

(vi)         investment related expenses (e.g., expenses that, in the Investment Adviser's discretion, are related to the investment of the Fund's assets, whether or not such investments are consummated), including, as applicable, brokerage commissions, borrowing charges on securities sold short, clearing and settlement charges, recordkeeping, interest expense, dividends on securities sold but not yet purchased, margin fees, investment related travel and lodging expenses and research-related expenses;

(vii)         professional fees relating to investments, including expenses of consultants, investment bankers, attorneys, accountants and other experts;

(viii)        fees and expenses relating to software tools, programs or other technology (including risk management software, fees to risk management services providers, third-party software licensing, implementation, data management and recovery services and custom development costs);

(ix)          research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data);

(x)           all costs and charges for equipment or services used in communicating information regarding the Fund's transactions among the Adviser and any custodian or other agent engaged by the Fund;

(xi)          transfer agent and custodial fees;

(xii)         fees and expenses associated with marketing efforts;

(xiii)        federal and any state registration or notification fees;

(xiv)        federal, state and local taxes;

(xv)         fees and expenses of Trustees not also serving in an executive officer capacity for the Fund or the Adviser;

(xvi)        the costs of preparing, printing and mailing reports and other communications, including tender offer correspondence or similar materials, to shareholders;

(xvii)       fidelity bond, trustees and officers errors and omissions liability insurance and other insurance premiums;

(xviii)      direct costs such as printing, mailing, long distance telephone and staff;

(xix)         overhead costs, including rent, office supplies, utilities and capital equipment;

(xx)         legal expenses (including those expenses associated with preparing the Fund's public filings, attending and preparing for Board meetings, as applicable, and generally serving as counsel to the Fund);

(xxi)        external accounting expenses (including fees and disbursements and expenses related to the annual audit of the Fund and the preparation of the Fund's tax information);

(xxii)       any costs and expenses associated with or related to due diligence performed with respect to the Fund's offering of its Shares, including but not limited to costs associated with or related to due diligence activities performed by, on behalf of, or for the benefit of broker-dealers, registered investment advisers, and third-party due diligence providers;

(xxiii)       costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws, including compliance with The Sarbanes-Oxley Act of 2002;

(xxiv)      all other expenses incurred by the Fund in connection with administering the Fund's business (including the reimbursements contemplated by the last paragraph of this Section 4); and

(xxv)       any expenses incurred outside of the ordinary course of business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding and indemnification expenses as provided for in the Fund's organizational documents.

It also is understood and agreed that if persons associated with the Adviser or any of its affiliates, including persons who are officers of the Fund, provide accounting, legal, clerical, compliance or administrative services to the Fund at the request of the Fund, the Fund will reimburse the Adviser and its affiliates for their costs in providing such accounting, legal, clerical, compliance or administrative services to the Fund (which costs may include an allocation of overhead including rent and the allocable portion of the salaries and benefits of the relevant persons and their respective staffs, including travel expenses), using a methodology for determining costs approved by the Board. Nothing contained herein shall be construed to restrict the Fund's right to hire its own employees or to contract for services to be performed by third parties.

5.            Information and Reports

(a)            The Adviser will keep the Fund informed of developments relating to its duties as investment adviser of which the Adviser has, or should have, knowledge that would materially affect the Fund. In this regard, the Adviser will provide the Fund and its officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Fund may from time to time reasonably request.

(b)            The Adviser also will provide the Fund with any information reasonably requested regarding its management of the Fund required for any shareholder report, Registration Statement, or prospectus supplement to be filed by the Fund with the SEC. The Adviser will promptly inform the Fund if any information in the Registration Statement, as amended from time to time, is (or will become) inaccurate or incomplete.

(c)            The Fund will, from time to time, furnish or otherwise make available to the Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Fund as the Adviser may reasonably require in order to discharge its duties and obligations hereunder.

6.            Services to Other Companies or Accounts

The Fund understands that the Adviser and its affiliates now act, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as an investment manager or adviser to other investment companies that have the same, similar or different investment objectives and strategies as the Fund, including any offshore entities or private accounts (including any Ares-advised funds). The Fund understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties under this Agreement may not devote their full time to such service, and that nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. This Agreement will not in any way limit or restrict the Adviser or any of its directors, officers, employees, or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by the Adviser of its duties and obligations under this Agreement. The Adviser and the Fund understand that trustees, officers, employees and shareholders of the Fund are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, shareholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise. If any person who is a member, manager, partner, officer or employee of the Advisor is or becomes a trustee, officer and/or employee of the Fund and acts as such in any business of the Fund, then such member, manager, partner, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, partner, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

7.            Standard of Care

The Adviser will exercise its reasonable judgment and will act in good faith and use reasonable care and in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 7, the term "Adviser" shall include any affiliates of the Adviser performing services for the Fund contemplated hereby, and managers, officers and employees of the Adviser and of such affiliates. The Adviser assumes no responsibility under this Agreement other than to render the services agreed to hereunder.

8.            Indemnification

Subject to Section 7 hereof, the Adviser, its members and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person affiliated with any of them (collectively, the "Indemnified Parties"), shall not be liable to the Fund for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services. The Fund shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Adviser's duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the foregoing provisions of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of any Indemnified Party's duties or by reason of the reckless disregard of the Adviser's duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

9.            Term of Agreement; Termination of Agreement; Amendment of Agreement

(a)            This Agreement, unless terminated in accordance with its terms, will remain in effect for two years from February 24, 2022 and will renew for successive annual periods thereafter if approved at least annually by the Board or by the affirmative vote of the holders of a majority of the outstanding shares of the Fund, including, in either case, a majority vote of those trustees of the Fund who are not parties to this Agreement or "interested persons" of any party to this Agreement cast in a manner consistent with the requirements of the 1940 Act, as such requirements may be modified by rule, regulation, order or guidance of the SEC or its staff.

(b)            This Agreement may be terminated, without penalty, (i) by the Board or by vote of holders of a majority of the outstanding shares of the Fund upon sixty (60) days' written notice to the Advisor, and (ii) by the Advisor upon sixty (60) days' written notice to the Fund. This Agreement also will terminate automatically in the event of its assignment by the Adviser. The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 or reimbursable under Section 4 through the date of termination or expiration and Section 8 shall continue in full force and effect and apply to the Adviser and the Indemnified Parties as and to the extent applicable.

(c)            This Agreement may be amended by written agreement executed by all the parties hereto only if the amendment is specifically approved by: (i) a majority vote of those trustees of the Fund who are not parties to this Agreement or "interested persons" of any party to this Agreement cast in a manner consistent with the requirements of the 1940 Act, as such requirements may be modified by rule, regulation, order or guidance of the SEC or its staff; and (ii) if required by applicable law, the vote of a majority of the outstanding shares of the Fund.

10.          Records

(a)            Maintenance of Records. The Adviser hereby undertakes and agrees to maintain for the Fund, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund's investments that are required to be maintained by the Fund pursuant to the 1940 Act with respect to the Adviser's responsibilities under this Agreement (the "Fund's Books and Records").

(b)            Ownership of Records. The Adviser agrees that the Fund's Books and Records are the Fund's property and further agrees to surrender them promptly to the Fund upon the request of the Fund; provided, however, that the Adviser may retain copies of the Fund's Books and Records at its own cost. The Fund's Books and Records will be made available, within two (2) business days of a written request, to the Fund's accountants or auditors during regular business hours at the Adviser's offices. The Fund or its authorized representatives will have the right to copy any records in the Adviser's possession that pertain to the Fund. These books, records, information, or reports will be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, the Fund's Books and Records will be returned to the Fund.

11.          Governing Law

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of New York, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the 1940 Act, if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

12.          No Waiver

The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

13.          Severability

If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

14.          Headings

The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

15.          Definitions

The terms "assignment" and "interested person," when used in this Agreement, will have the respective meanings specified in Section 2(a) of the 1940 Act. The term "majority of the outstanding shares" means the lesser of (a) sixty-seven percent (67%) or more of the shares present at a meeting if more than fifty percent (50%) of the outstanding shares are present or represented by proxy, or (b) more than fifty percent (50%) of the outstanding shares.

16.          Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, e-mail, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their respective principal executive office addresses.

17.         Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

18.          Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of each party hereto, each indemnified party and their respective successors and permitted assigns. The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Trustees, any shareholders of the Fund or their affiliates, any officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

ARES PRIVATE MARKETS FUND

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Secretary

ARES CAPITAL MANAGEMENT II LLC

By:	/s/ Matt Jill
Name: Matt Jill
Title: Authorized Signatory

Exhibit A

Effective as of February 24, 2022,

as revised September 26, 2023

Advisory Fee

In consideration of the advisory services provided by the Adviser, the Fund will pay the Adviser an Advisory Fee at an annual rate of 1.40% based on the value of the Fund's Managed Assets (as defined below) calculated and accrued monthly as of the last business day of each month, and payable quarterly in arrears within five (5) business days after the completion of the net asset value computation for the quarter.

"Managed Assets" means the total assets of the Fund (including any assets attributable to any borrowings or other indebtedness or preferred shares that may be issued) minus the Fund's liabilities other than liabilities relating to borrowings or other indebtedness.

Incentive Fee

At the end of each calendar quarter of the Fund, the Adviser will be entitled to receive an Incentive Fee equal to 12.5% of the difference, if positive, between (i) the net profits of the Fund for the relevant period and (ii) the then balance, if any, of the Loss Recovery Account (as defined below) at the start of the relevant period (the "Incentive Fee").

For the purposes of the Incentive Fee, the term "net profits" shall mean (i) the amount by which the net asset value of the Fund on the last day of the relevant period exceeds the net asset value of the Fund as of the commencement of the same period, including any net change in unrealized appreciation or depreciation of investments and realized income and gains or losses and expenses (including offering and organizational expenses) plus (ii) the aggregate distributions accrued during the period.

The Fund will maintain a memorandum account (the "Loss Recovery Account"), which will have an initial balance of zero and will be (i) increased upon the close of each calendar quarter of the Fund by the amount of the net losses of the Fund for the quarter, and (ii) decreased (but not below zero) upon the close of each calendar quarter by the amount of the net profits of the Fund for the quarter. Net losses are defined as the amount by which the net asset value of the Fund on the last day of the relevant period is less than the net asset value of the Fund as of the commencement of the same period, including any net change in unrealized appreciation or depreciation of investments and realized income and gains or losses and expenses (including offering and organizational expenses).

Prior to September 26, 2023, the Loss Recovery Account was permitted to be reset on a trailing four-quarter measurement period, with such measurement period commencing at the conclusion of the first calendar quarter of the Fund's operations (i.e., June 30, 2022). As a result, the only reset of the Loss Recovery Account occurred on June 30, 2023. The Fund's net losses maintained on its Loss Recovery Account will not be reset after July 1, 2023.